Summary Translation	Exhibit 4.81

Domestic Factoring Agreement

Contract No.：04020203-2011（EFR）00019

Borrower：Shijie Kaiyuan Auto Trade Co., Ltd.

Lender：ICBC Bank Hebei Branch

Signing Date：May 25, 2011

Loan Amount：RMB34, 000,000

Length of maturity：From May 27, 2011 to February 28, 2011

Use of Loan：Working Capital

Loan Interest：6.31%

Date of Draft：May 27, 2011

Withdrawal Amount：RMB34, 000,000

Payment Method：  Repayments of the loan shall be in accordance with the Transfer Schedule of Accounts Receivable attached hereto.

Repayment Date：February 28, 2011

 Transfer Schedule of Accounts Receivable：Shijie Kaiyuan Auto Trade Co., Ltd. Will transfer  a total amount of RMB 36,451,802 to ICBC Bank Hebei Branch  on February 28, 2011.